THIS LOAN AGREEMENT (the “Agreement’) is dated for reference effective as of the 29th day of July, 2010.

BETWEEN:

TECHMEDIA ADVERTISING, INC., a company incorporated under the laws of the State of Nevada and having an address for notice and delivery located at c/o 62 Upper Cross Street, #04-01, Singapore  058353

(the “Company”)

OF THE FIRST PART

AND:

TERNES CAPITAL LTD., a company incorporated under the laws of the British Virgin Islands and have an address for notice and delivery located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

(the “Lender”)

OF THE SECOND PART

WHEREAS:

A.           The Lender, which is currently a shareholder of the Company, has agreed to loan to the Company the principal amount of US Three Hundred Thousand Dollars (US$300,000) on the terms and conditions set forth in this Agreement for the purposes of financing the Company with such funds being used for general corporate purposes.

B.           The Company wishes to accept the loan from the Lender in order to increase its funds available for working capital purposes;

C.           The Lender and the Company desire to amend this Agreement into a convertible debenture arrangement between the parties as more particularly described hereinbelow within 30 days of the date of this Loan Agreement as long as the parties are able to come to mutually agreeable terms within such time frame.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual agreements and covenants herein contained (the receipt and adequacy of such consideration is hereby mutually admitted by each party), the parties hereby agree as follows:

1.
Loan.  The Lender hereby agrees to loan to the Company, and on the terms and conditions contained herein, the principal sum of US THREE HUNDRED THOUSAND dollars (US$300,000) (the “Loan”) by delivering US$300,000 by way of a bank draft to the Company or by wire transferring such funds to the Company’s bank account, which banking instructions will be provided to the Lender, upon the execution of this Agreement.

2.	Interest Rate. The Loan will bear interest at a rate of 6% per annum on the principal amount subject to the terms of this Agreement (the “Interest Rate”).

3.	Repayment of the Loan. The Loan and interest on the Loan payable at the Interest Rate will be due and payable one year from the date of this Agreement.

4.
Amendment to a Convertible Debenture/Loan.  The parties acknowledge that they will use commercially reasonable efforts to amend this Agreement into a convertible debenture/loan arrangement between the parties within 30 calendar days of the date of the execution of this Agreement as long as the parties are able to mutually agree on the terms of such convertible debenture/loan, which shall include, but not be limited to, the following terms:

(a)	The principal amount of the convertible debenture/loan shall be US$300,000;
(b)	The interest rate shall be 6% per annum calculated and payable annually;
(c)	The maturity date of the convertible debenture/loan shall be July 29, 2011;
(d)	The conversion price shall be $3.00 per share of common stock; and
(e)
The Company shall have a put option to force conversion of the principal sum including any accrued and unpaid interest into shares of common stock of the Company at the conversion price of $3.00 per share as long as the Company’s securities are quoted for five consecutive trading days with a closing price of at least US$3.00 per share or higher by providing the Lender with written notice.

5.	Representations and Warranties of the Company. To induce the Lender to agree to make the Loan, the Company represents and warrants to the Lender that:

(a)
The Company is a company duly incorporated and validly subsisting under the laws of the State of Nevada, has all requisite corporate capacity, power, and authority to own its assets; to carry on its business as now conducted or as proposed to be conducted; and to enter into and to carry out the transactions contemplated by this Agreement;

(b)	The Company is not a party to any agreement or instrument or subject to any corporate restrictions which would restrict the ability of the Company to perform its obligations under this Agreement; and

(c)	The Company has taken or caused to be taken all necessary action, corporate or otherwise, to authorize, and has duly executed and delivered this Agreement.

6.	Assignment. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party.

7.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

8.
Entire Agreement.  This Agreement, together with any other writing signed by the parties expressly stated to be supplementary hereto, constitutes the entire Agreement between the parties and supersedes all prior understandings and writings to which the Lender and the Company are parties.

9.
Governing Law and Jurisdiction.  This Agreement shall be deemed to be governed by and construed in accordance with the laws of Singapore.  For the purposes of any legal actions or proceedings brought by the Lender in respect to this Agreement, the parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Singapore and acknowledge their competence and the convenience and propriety of the venue and agree to be bound by any judgment thereof and not to seek, and hereby waive, any review of its merits by the courts of any other jurisdiction.

10.
Conflicts.  The Lender hereby acknowledges that Jensen Lunny MacInnes Law Corporation acts solely for the Company in connection herewith and the preparation of this Agreement and that the Company and Jensen Lunny MacInnes Law Corporation have requested that the Lender seek and obtain independent legal advice in connection with the review and execution of this Agreement.

11.
Further Assurances.  The parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

12.	Currency. All payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of the United States of America.

13.
Severability.  If any term of this Agreement is partially or wholly invalid or unenforceable, the remainder of this Agreement will not be affected and each remaining term will be separately valid and enforceable.

14.
Interpretation.  In this Agreement, using separate parts and inserting headings are for convenient reference only and will in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

15.	Rights of Third Parties. A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Agreement.

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16.
Counterparts.  This Agreement may be executed by the parties in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and, notwithstanding the date of execution, being deemed to bear the execution date as set forth on the front page of this Agreement.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of the day and year first above written.

TECHMEDIA ADVERTISING, INC. The Company herein per:	TERNES CAPITAL LTD. The Lender herein per:

/s/ Johnny Lian Tian Yong	/s/ Ratner Vellu
Authorized Signatory	Authorized Signatory

Johnny Lian Tian Yong, President	Ratner Vellu, Director
(print name and title)	(print name and title)